Exhibit 5.1

June 10, 2016

Applied Materials, Inc.

3050 Bowers Avenue

P.O. Box 58039

Santa Clara, California 95052-8039

Re:	Form S-8 Registration Statement

Ladies and Gentlemen:

At your request, we are rendering this opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission for the proposed issuance of $80,000,000 in aggregate amount of deferred compensation obligations (the “Obligations”) of Applied Materials, Inc., a Delaware corporation (the “Company”), pursuant to the Applied Materials, Inc. 2016 Deferred Compensation Plan, as amended (the “Plan”). The Obligations are unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of the Plan.

We have examined and relied, to the extent we deem proper, on certificates of officers of the Company as to factual matters, and on the originals or copies certified or otherwise identified to our satisfaction, of all such corporate records of the Company and such other instruments, documents and records which we have deemed relevant and necessary for the purposes of the opinion expressed herein. In our examination, we have assumed the genuiness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies.

Based on the foregoing, we are of the opinion that the Obligations, when issued in accordance with the terms of the Plan, will be valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors’ rights or by general principles of equity.

We do not express any opinion herein concerning any law other than the law of the State of California.

We consent to the filing of this opinion as an exhibit to the Registration Statement and we consent to the use of our name wherever it appears in the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ McDermott Will & Emery LLP